Exhibit 10.4
KOMAG INCORPORATED
SECOND AMENDMENT TO STOCK OPTION AGREEMENTS
     This Second Amendment to Stock Option Agreements (the “Second Amendment”) is made this 3rd day of October, 2006, by and between Thian H. Tan (“Participant”) and Komag Incorporated (the “Company”).
     WHEREAS, the Company has previously granted Participant one or more options (each an “Option” and collectively, the “Options”) to purchase shares of Company common stock (“Shares”) under the Company’s amended and restated 2002 Qualified Stock Plan (the “Plan”) and such Options have been memorialized in Participant’s Stock Option Agreements, including any Notices of Stock Option Grants relating thereto (the “Option Agreements”) and the Amendment to Stock Option Agreements dated February 15, 2006 (the “First Amendment” and together with the Option Agreements, collectively, the “Agreements”);
     WHEREAS, the Participant has resigned as the Company’s Chief Executive Officer following the commencement of his successor as the Company’s Chief Executive Officer and is to provide services to the Company under the Consulting Services Agreement dated February 15, 2006 (the “Consulting Agreement”);
     WHEREAS, the parties agreed, pursuant to the First Amendment, that Participant would have ninety (90) days to exercise his Options following the date that Participant’s successor as Chief Executive Officer to the Company commenced employment with the Company even though Participant would have had ninety (90) days following his termination as a “Service Provider” (as defined in the Plan), which would have included providing services under the Consulting Agreement, to exercise his Options had such amendment not been made pursuant to the First Amendment; and
     WHEREAS, Participant and the Company desire to extend the period through which Participant may exercise his Options through March 15, 2007, subject to earlier termination pursuant to Section 17(c) of the Plan, and to permit Participant to exercise his Options and satisfy any applicable tax withholding obligations in connection with the exercise of such Options through the transfer of shares of Company common stock owned by Participant to the extent such transfer of shares does not result in adverse financial accounting consequences to the Company (as determined by the Company in its sole discretion); and
     WHEREAS, the Compensation Committee of the Board of Directors of the Company (the “Committee”) has determined that it is in the best interests of the Company and its stockholders to reward Participant for his service as the Company’s Chief Executive Officer and finding his successor and to ensure that the Company will have the continued dedication and objectivity of Participant to provide services to the Company under the Consulting Agreement.
     NOW, THEREFORE, the parties hereto agree that the Agreements are hereby amended as follows:

     1. Extension of Post-Employment Exercise Period. Notwithstanding anything to the contrary set forth in the Agreements (especially the First Amendment), but subject to earlier termination pursuant to Section 17(c) of the Plan, Participant will have until March 15, 2007 to exercise each outstanding Option. To the extent Participant does not exercise an Option by March 15, 2007, the Option will terminate and cease to remain outstanding and Participant will have no further right to acquire Shares subject thereto.
     2. Use of Shares to Pay Exercise Price and Satisfy Tax Withholding Obligations. Notwithstanding anything to the contrary in the Agreements and pursuant to such procedures as the Company establishes in its discretion, Participant will be permitted to pay the exercise price of each Option and satisfy any tax withholding obligations that arise upon exercise of an Option with shares of the Company’s common stock, but only to the extent doing so will not result adverse financial accounting consequences to the Company, as determined by the Company in its sole discretion.
     3. Stock Option Agreement. To the extent not expressly amended hereby, the Agreements will remain in full force and effect.
     4. No Guarantee of Continued Service. Participant acknowledges and agrees that this Second Amendment and the Agreements do not constitute an express or implied promise of continued engagement as a Service Provider for any period, or at all, and shall not interfere in any way with Participant’s right or the right of the Company (or the Parent or Subsidiary employing or retaining Participant) to terminate Participant as a Service Provider at any time, with or without cause or with or without notice.
     5. Assignment. This Second Amendment will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Participant upon Participant’s death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Second Amendment for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Participant under this Second Amendment may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Participant’s rights under this Second Amendment will be null and void.
     6. Entire Agreement. This Second Amendment, taken together with the Agreements (to the extent not amended hereby), represent the entire agreement of the parties and will supersede any and all previous contracts, arrangements or understandings between the parties with respect to the Participant’s stock option benefits. This Second Amendment may be amended at any time only by mutual written agreement of the parties hereto.
     7. Counterparts. This Second Amendment may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned. Execution and delivery of this Second Amendment by exchange of facsimile copies bearing the facsimile signature of a party will constitute a valid and binding execution and delivery of the Second Amendment by such party. Such facsimile copies will constitute enforceable original documents.
     8. Headings. All captions and section headings used in this Second Amendment are for convenient reference only and do not form a part of this Second Amendment.
     9. Governing Law. This Second Amendment will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).
     IN WITNESS WHEREOF, this Second Amendment has been entered into as of the date first set forth above.

KOMAG INCORPORATED		PARTICIPANT

By:	/S/ Jan Schwartz	/S/ Thian H. Tan
Its: Treasurer		Thian H. Tan